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                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Tidewater Inc.:


We consent to the incorporation by reference in the Registration Statements (No. 33-63094, 33-38240, 333-32729, and 333-47687) on Form S-8 of Tidewater Inc. of
our report dated April 30, 1997, relating to the consolidated balance sheet of Tidewater Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 1997, and all related schedules, which report appears in the March 31, 1998, annual report on Form 10-K of Tidewater Inc.



KPMG Peat Marwick LLP

New Orleans, Louisiana
May 1, 1998